Exhibit 99.1

BRIGHTVIEW REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2020 RESULTS

Fourth Quarter Fiscal 2020

•	Record Net cash provided by operating activities of $83.2 million and Free Cash Flow of $77.4 million.
•	Total revenue of $608.1 million, Net Loss of $6.1 million, and Net Loss Margin of 1.0%.
•	Adjusted EBITDA of $90.0 million, and Adjusted EBITDA Margin of 14.8%.
•	All branches operational with no limitations on scope of services.

Full Year Fiscal 2020

•	Record Net cash provided by operating activities of $245.1 million and Free Cash Flow of $197.2 million.
•	Total revenue of $2.346 billion, Net Loss of $41.6 million
•	Adjusted EBITDA of $271.6 million.
•	Total Net Financial Debt decreased $115.9 million. Total Net Financial Debt to Adjusted EBITDA ratio at 3.7x.
•	Inclusive of acquisitions, Maintenance contract-based business increased to 103% of prior year.

Provides first quarter fiscal 2021 guidance of $525 million to $550 million in Total Revenue and $45 million to $49 million in Adjusted EBITDA.1  Fiscal 2021 financial guidance will not be issued at this time.

BLUE BELL, PA, November 18, 2020 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the fourth quarter and audited results for the full fiscal year ended September 30, 2020.

“Our fourth quarter and full year results highlight the continued resiliency of our contract-based business, reflect the positive underlying trends of our strong-on-strong acquisition strategy, and the benefits of the investments we are making in being a best-in-class maintenance services company. This quarter we delivered strong cash generation and liquidity, underpinned by our on-going focus on working capital and reducing capital expenditures,” said Andrew Masterman, BrightView President and Chief Executive Officer. “Our services and results of operations continue to benefit from a designation as an essential service. And our team continues to do an incredible job responding to the COVID-19 crisis by prioritizing health and safety, focusing on our client relationships, and by delivering solid results in a challenging operating environment.”

“Despite ancillary softness and project delays, COVID-19 impacts to date have been modest due to our resilient contract revenue base, and our earnings have benefitted from cost management actions. Cash generation remains healthy, margins strong, our capex requirements remain modest, and we expect our M&A pipeline to continue to be a reliable and sustainable source of revenue growth,” Masterman said. “We expect COVID-19 impacts will continue to be felt over the next few quarters as conditions remain fluid. That said, we believe we are in a strong position to return to positive growth in fiscal 2021, with continued strong cash generation and solid Adjusted EBITDA results. And, we believe the digital, sales, training and other investments we are making in strengthening our business will drive long-term best-in-class performance.

1 Adjusted EBITDA is a non-GAAP measure.  Refer to the “Non-GAAP Financial Measures” section for more information.  The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA to net income (loss), its corresponding GAAP measure, because the GAAP measure that is excluded from its non-GAAP financial outlook is difficult to reliably predict or estimate without unreasonable effort due to its dependence on future uncertainties, such as items discussed above. Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

Fourth Quarter Fiscal 2020 Highlights

•	Net cash provided by operating activities of $83.2 million, an increase of 37.5% compared to $60.5 million in the prior year period.
•	Free Cash Flow of $77.4 million, an increase of 61.9% compared to the prior year period of $47.8 million.
•	Total revenue of $608.1 million; a 2.7% decrease compared to the prior year period of $624.8 million.
•	Maintenance land revenue of $444.0 million; a 2.6% decrease compared to the prior year period of $455.7 million;
•	Development revenue of $165.1 million, a 3.3% decrease compared to the prior year period of $170.7 million.
•	Net Loss of $6.1 million, or $(0.06) per share, and a net loss margin of 1.0%, compared to Net Income of $25.1 million, or $0.24 per share, and a net income margin of 4.0%, in the prior year period.
•	Adjusted EBITDA of $90.0 million and Adjusted EBITDA margin of 14.8%, compared to Adjusted EBITDA of $91.9 million and Adjusted EBITDA margin of 14.7% in the prior year period.

Full Year Fiscal 2020 Highlights

•	Net cash provided by operating activities of $245.1 million, an increase of 44.4% compared to $169.7 million in the prior year.
•	Free Cash Flow of $197.2 million, an increase of 127.7% compared to the prior year of $86.6 million.
•	Total revenue of $2,346.0 million, a 2.4% decrease compared to $2,404.6 million in the prior year.
•	Maintenance revenue of $1,739.1 million, a 4.1% decrease compared to the prior year of $1,813.4 million;
o	Land revenue of $1,576.0 million, 0.5% growth compared to the prior year of $1,568.3 million;
o	Snow revenue of $163.1 million, a 33.5% decrease compared to the prior year of $245.1 million.
•	Development revenue of $610.6 million, a 2.6% increase compared to the prior year of $595.4 million.
•	Net Loss of $41.6 million, or $(0.40) per share, and a net loss margin of 1.8%, compared to Net Income of $44.4 million, or $0.43 per share, and a net income margin of 1.8%, in the prior year.
•	Adjusted EBITDA of $271.6 million and Adjusted EBITDA margin of 11.6%, compared to Adjusted EBITDA of $305.1 million and Adjusted EBITDA margin of 12.7% in the prior year.

“During the quarter we generated a record $77.4 million in Free Cash Flow, totaling $197.2 million for the full fiscal year, also a record for the Company” said John Feenan, BrightView Executive Vice President and Chief Financial Officer. “We continue to maintain a disciplined financial policy while remaining intensely focused on accretive transactions and paying down debt. The fundamentals of our business and our industry remain strong and our cash generation, combined with continued modest capital needs, will continue to drive stockholder value.”

Fiscal 2020 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended September 30,			Fiscal Year Ended September 30,
($ in millions, except per share figures)	2020	2019	Change	2020	2019	Change
Revenue	$608.1	$624.8	(2.7%)	$2,346.0	$2,404.6	(2.4%)
Net (Loss) Income	$(6.1)	$25.1	(124.3%)	$(41.6)	$44.4	(193.7%)
Net (Loss) Income Margin	(1.0%)	4.0%	(500) bps	(1.8%)	1.8%	(360) bps
Adjusted EBITDA	$90.0	$91.9	(2.1%)	$271.6	$305.1	(11.0%)
Adjusted EBITDA Margin	14.8%	14.7%	10 bps	11.6%	12.7%	(110) bps
Adjusted Net Income	$38.3	$45.0	(14.9%)	$94.7	$118.0	(19.7%)
(Loss) Earnings per Share, GAAP	$(0.06)	$0.24	125.0%	$(0.40)	$0.43	193.0%
Earnings per Share, Adjusted	$0.37	$0.44	(15.9%)	$0.91	$1.15	(20.9%)
Weighted average number of common shares outstanding	103.9	102.8	1.1%	103.7	102.7	1.0%

For the fourth quarter of fiscal 2020, total revenue decreased 2.7% to $608.1 million due to decreases in both the Maintenance Services Segment and Development Services Segment revenues. Net Loss was $6.1 million compared to Net Income of $25.1 million in the 2019 period, attributable to an increase in non-recurring expenses and a decline in gross profit and gross profit margin principally due to lower ancillary revenue, partially offset by decreases in Interest expense and Income tax expense. Total Adjusted EBITDA decreased 2.1% to $90.0 million from $91.9 million in the 2019 period. Maintenance Services Segment Adjusted EBITDA of $77.2 million remained flat compared to the 2019 period. Development Services Segment Adjusted EBITDA decreased slightly to $26.3 million from $26.7 million in the 2019 period. The Segment Adjusted EBITDA results are discussed further below.

For the fiscal year ended September 30, 2020, total revenue decreased 2.4% to $2,346.0 million due to a decrease in Maintenance Services Segment revenues driven by meaningfully lower snowfall as compared to historical averages as well as a reduction in demand for ancillary services as a result of the COVID-19 pandemic, partially offset by an increase in Development Services Segment revenues. Total Adjusted EBITDA was $271.6 million, down 11.0% versus the prior year, principally due to a decrease in Maintenance Services Segment Adjusted EBITDA driven by the decremental margins as a result of the lower snow revenue as well as a reduction in demand for ancillary services as a result of the COVID-19 pandemic. Development Services Segment Adjusted EBITDA decreased slightly to $80.2 million from $81.7 million in the 2019 period. Corporate expenses remained flat when compared to the prior year. The Segment Adjusted EBITDA results are discussed further below.

Fiscal 2020 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended September 30,			Fiscal Year Ended September 30,
($ in millions)	2020	2019	Change	2020	2019	Change
Landscape Maintenance	$444.0	$455.7	(2.6%)	$1,576.0	$1,568.3	0.5%
Snow Removal	$(0.1)	$(0.3)	66.7%	$163.1	$245.1	(33.5%)
Total Revenue	$443.9	$455.4	(2.5%)	$1,739.1	$1,813.4	(4.1%)
Adjusted EBITDA	$77.2	$77.2	0.0%	$250.1	$282.0	(11.3%)
Adjusted EBITDA Margin	17.4%	17.0%	40 bps	14.4%	15.6%	(120) bps
Capital Expenditures	$6.6	$10.9	(39.4%)	$40.6	$65.4	(37.9%)

For the fourth quarter of fiscal 2020, revenue in the Maintenance Services Segment decreased 2.5% to $443.9 million. Revenues from landscape maintenance services were $444.0 million, a decrease of $11.7 million over the 2019 period, driven by a $36.8 million decrease principally due to a reduction in demand for ancillary services as a result of the COVID-19 pandemic, partially offset by a $25.1 million revenue contribution from acquired businesses.

Adjusted EBITDA for the Maintenance Services Segment in the quarter remained flat at $77.2 million. Overhead cost reductions in the quarter combined with the revenue contribution from acquired businesses fully offset the decrease in landscape maintenance ancillary services revenues described above. Segment Adjusted EBITDA Margin increased 40 basis points, to 17.4%, in the three months ended September 30, 2020, from 17.0% in the 2019 period, due to the overhead cost reductions as well as an increase in contract revenue margins, partially offset by the decline in ancillary services revenue.

For the fiscal year ended September 30, 2020, revenue in the Maintenance Services Segment decreased 4.1% to $1,739.1 million.  Revenues from snow removal services were $163.1 million, a decrease of $82.0 million over the 2019 period and revenues from landscape services were $1,576.0 million, an increase of $7.7 million over the 2019 period. The decrease in snow removal services was primarily attributable to a decreased frequency of snowfall events, the geographical distribution of the snowfall events which negatively impacted the Mid-Atlantic, Northeast, and Midwest regions, the lower volume of snowfall per event and the lower relative snowfall in the fiscal year ended September 30, 2020 (for our current branch structure, snowfall for the fiscal years ended September 30, 2020 and 2019 was 61.6% and 86.3%, respectively, of the historical 10-year average for that twelve-month period). The increase in landscape services revenues was driven by a $101.9 million revenue contribution from acquired businesses, partially offset by a decrease of $94.2 million, the majority of which was due to a reduction in demand for ancillary services as a result of the COVID-19 pandemic.

Adjusted EBITDA for the Maintenance Services Segment for the fiscal year ended September 30, 2020 decreased 11.3% to $250.1 million. Segment Adjusted EBITDA Margin decreased 120 basis points to 14.4% versus 15.6% in the prior year.  The decreases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were due to the decrease in net service revenues described above.

Development Services - Operating Highlights
	Three Months Ended September 30,			Fiscal Year Ended September 30,
($ in millions)	2020	2019	Change	2020	2019	Change
Revenue	$165.1	$170.7	(3.3%)	$610.6	$595.4	2.6%
Adjusted EBITDA	$26.3	$26.7	(1.5%)	$80.2	$81.7	(1.8%)
Adjusted EBITDA Margin	15.9%	15.7%	20 bps	13.1%	13.7%	(60) bps
Capital Expenditures	$(0.2)	$0.7	(128.6%)	$9.4	$10.6	(11.3%)

For the fourth quarter of fiscal 2020, revenue in the Development Services Segment decreased 3.3% to $165.1 million, principally driven by project and construction delays related to the COVID-19 pandemic.

Adjusted EBITDA for the Development Services Segment decreased slightly to $26.3 million in the quarter compared to $26.7 million in the prior year period.  Segment Adjusted EBITDA Margin increased 20 basis points, to 15.9%, in the three months ended September 30, 2020, from 15.7% in the 2019 period, partially offsetting the decline in net service revenues described above.

For the fiscal year ended September 30, 2020, revenue in the Development Services Segment increased 2.6% to $610.6 million.  The increase in Development Services revenues was driven by higher first half project volumes and a stronger first half project completion percentage compared to the prior year.

Adjusted EBITDA for the Development Services Segment decreased 1.8% to $80.2 million during the fiscal year ended September 30, 2020. Segment Adjusted EBITDA Margin decreased 60 basis points, to 13.1%, in the fiscal year ended September 30, 2020, from 13.7% in the 2019 period.  The decreases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were due principally to the completion of certain large projects in the prior year and construction delays as a result of the COVID-19 pandemic, partially offset by the increase in net service revenues described above.

Total BrightView Cash Flow Metrics
	Fiscal Year Ended September 30,
($ in millions)	2020	2019	Change
Cash Provided by Operating Activities	$245.1	$169.7	44.4%
Free Cash Flow	$197.2	$86.6	127.7%
Capital Expenditures	$52.7	$89.9	(41.4%)

Net cash provided by operating activities increased $75.4 million to $245.1 million for the fiscal year ended September 30, 2020, compared to $169.7 million for the prior year. This increase was primarily due to an increase in cash provided by improvements in net working capital, including accounts payable and other operating liabilities, unbilled and deferred revenue, and accounts receivable. The increase was partially offset by a decrease in cash provided by net income (loss).

Free Cash Flow for the fiscal year ended September 30, 2020 was $197.2 million, an increase of $110.6 million versus the prior year. The increase in Free Cash Flow was due to the increase in cash flows from operating activities of $75.4 million described above, as well as a decrease in capital expenditures of $37.2 million, partially offset by a decrease in proceeds from the sale of property and equipment of $2.0 million, each as described below.

For the fiscal year ended September 30, 2020, capital expenditures were $52.7 million, compared with $89.9 million in the prior year. The Company also generated proceeds from the sale of property and equipment of $4.8 million and $6.8 million in fiscal 2020 and 2019, respectively.  Net of the proceeds from the sale of property and equipment in each year, net capital expenditures represented 2.0% and 3.5% of revenue in fiscal 2020 and 2019, respectively.

Total BrightView Balance Sheet Metrics
($ in millions)	September 30, 2020	September 30, 2019
Total Financial Debt[1]	$1,172.3	$1,170.2
Total Cash & Equivalents	$157.1	$39.1
Total Net Financial Debt[2]	$1,015.2	$1,131.1
Total Net Financial Debt to Adjusted EBITDA ratio[3]	3.7x	3.7x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance/capital lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of September 30, 2020, the Company’s Total Net Financial Debt was $1,015.2 million, a decrease of $115.9 million compared to $1,131.1 million as of September 30, 2019. The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 3.7x as of September 30, 2020 and September 30, 2019.

Recent Developments

Acquisition of Commercial Landscaping Company – All Commercial Landscaping Services (ACLS)

In September 2020, BrightView acquired ACLS, a full-service landscaping company specializing in landscape maintenance, irrigation, enhancement, arbor care and water management. Their clients include commercial, municipal, multi-family and retail organizations throughout the greater Fresno market.

Disposal of BrightView Tree Company, and Acquisition of Commercial Landscaping Company – Commercial Tree Care, Inc. (CTC)

In September 2020, BrightView sold its tree nursery business, BrightView Tree Company, and in October 2020, BrightView acquired CTC, a full-service tree care company based in San Jose, Calif. Founded in 1992, CTC is a full-service tree care provider specializing in pruning, tree removal, stump grinding, cabling, bracing, fertility treatment, pest and disease control, install and transplant, forestry fire fighting and timber harvesting. CTC also consults for development, appraisal, maintenance plans and overall site evaluation. The combination of these two transactions support BrightView’s overall strategic growth plan to redeploy assets from the Development segment to the Maintenance segment, as CTC will be accounted for in the Maintenance segment and BrightView Tree Company was accounted for in the Development segment.

Acquisition of Commercial Landscaping Company –Water, Land, Environment (WLE), LLC

In October 2020, BrightView acquired WLE, a commercial landscape maintenance and development company headquartered in Austin, Texas. Founded in 2003, WLE (Water | Land | Environment) is a full-service commercial landscape management company, whose 250-member team serves HOA, developer, commercial, and municipal clients across three markets in Central Texas.

COVID-19 Update

•	Throughout the entire country, landscape maintenance is recognized as an essential service.
•	All branches are operational with no limitations on scope of services.
•	Executed downturn playbook and are continuing to exercise prudence, limiting discretionary spending, managing capital expenditures and working capital, and enhancing liquidity.
•	Prioritizing additional actions to protect revenue and margins, and preserve cash in the event of a continued and prolonged resurgence.
•	Specific Health and Safety actions include:
o	Proactively communicating critical information from CDC to employees.
o	Implemented branch based social distancing and hygiene and sanitization procedures.
o	Continuing to prohibit non-essential travel and mandated work from home policies as applicable.
o	Adhering to state and local mandates and guidelines.
o	Tracking current and potential exposures, imposing quarantine measures, and assigning case workers.
o	Implemented protocols requiring face coverings.

Conference Call Information

A conference call to discuss the fourth quarter and full-year fiscal 2020 financial results is scheduled for November 18, 2020, at 10 a.m. EST. The U.S. toll free dial-in for the conference call is (877) 273-7124 and the international dial-in is (647) 689-5396.  The conference passcode is 8092614. A live audio webcast of the conference call will be available on the Company’s investor website, where presentation materials will be posted prior to the call.

A replay of the call will be available from 1 p.m. EST on November 18, 2020 to 11:59 p.m. EST on November 25, 2020.  To access the recording, dial (800) 585-8367 or (416) 621-4642 (Conference ID 8092614).

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States. Through its team of approximately 19,700 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others. BrightView is the Official Field Consultant to Major League Baseball.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements relating to our first quarter fiscal 2021 guidance and other statements related to our expectations regarding our industry, strategy, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words such as “outlook,” “guidance,” “projects,” “continues,” “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative version of these words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. The forward-looking statements contained in this presentation reflect our current views with respect to future events, and we assume no obligation to update any forward-looking statements.  Factors that could cause actual results to differ materially from those projected include, but are not limited to: general business economic and financial conditions; the duration and extent of the novel coronavirus (COVID-19) pandemic and its resurgence, and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, including possible additional or reinstated restrictions as a result of a resurgence of the pandemic; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; the seasonal nature of our landscape maintenance services; our dependence on weather conditions; increases in prices for raw materials and fuel; changes in our ability to source adequate supplies and materials in a timely manner; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; our ability to retain our executive management and other key personnel; our ability to attract and retain trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future additional impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides by employees and related third-party claims; the distraction and impact caused by litigation, of adverse litigation judgments and settlements resulting from legal proceedings; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; our ability to adequately protect our intellectual property; restrictions imposed by our debt agreements that limit our flexibility in operating our business; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness including proposed changes to LIBOR; ownership of our common stock;  occurrence of natural disasters, terrorist attacks or other external events; changes in generally accepted accounting principles in the United States; and costs and requirements imposed as a result of maintaining the requirement of being a public company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2020 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income”, “Adjusted Earnings per Share”, “Free Cash Flow”, Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors and in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance/capital lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
John E. Shave, VP of Investor Relations	Fred Jacobs, VP of Communications & Public Affairs
484.567.7148	484.567.7244
John.Shave@BrightView.com	Fred.Jacobs@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	September 30, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$157.1	$39.1
Accounts receivable, net	319.2	333.7
Unbilled revenue	94.6	107.6
Inventories	6.5	26.5
Other current assets	55.7	44.5
Total current assets	633.1	551.4
Property and equipment, net	251.5	272.4
Intangible assets, net	221.3	251.5
Goodwill	1,859.3	1,810.4
Operating lease assets	58.8	—
Other assets	47.0	42.9
Total assets	3,071.0	2,928.6
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$116.8	$99.8
Current portion of long-term debt	12.3	10.4
Deferred revenue	57.1	49.1
Current portion of self-insurance reserves	48.4	37.4
Accrued expenses and other current liabilities	197.2	136.0
Current portion of operating lease liabilities	18.3	—
Total current liabilities	450.1	332.7
Long-term debt, net	1,127.5	1,134.2
Deferred tax liabilities	38.9	64.4
Self-insurance reserves	102.7	87.1
Long-term operating lease liabilities	47.5	—
Other liabilities	32.8	26.4
Total liabilities	1,799.5	1,644.8
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of September 30, 2020 and September 30, 2019	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 104,900,000 and 104,700,000 shares issued and outstanding as of September 30, 2020 and September 30, 2019, respectively	1.0	1.0
Treasury stock, at cost; 91,000 and 52,000 shares as of September 30, 2020 and September 30, 2019, respectively	(2.5)	(1.0)
Additional paid-in-capital	1,467.8	1,441.8
Accumulated deficit	(187.9)	(146.3)
Accumulated other comprehensive loss	(6.9)	(11.7)
Total stockholders’ equity	1,271.5	1,283.8
Total liabilities and stockholders’ equity	$3,071.0	$2,928.6

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2020	2019	2020	2019
(in millions)*
Net service revenues	$608.1	$624.8	$2,346.0	$2,404.6
Cost of services provided	444.5	453.1	1,750.7	1,766.4
Gross profit	163.6	171.7	595.3	638.2
Selling, general and administrative expense	138.4	108.8	527.4	452.2
Amortization expense	15.2	13.4	55.8	56.3
Income from operations	10.0	49.5	12.1	129.7
Other income, net	0.8	—	1.3	—
Interest expense	14.6	18.1	64.6	72.5
(Loss) income before income taxes	(3.8)	31.4	(51.2)	57.2
Income tax benefit (expense)	(2.3)	(6.3)	9.6	(12.8)
Net (loss) income	$(6.1)	$25.1	$(41.6)	$44.4
(Loss) income per share:
Basic and Diluted	$(0.06)	$0.24	$(0.40)	$0.43

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2020	2019	2020	2019
(in millions)*
Maintenance Services	$443.9	$455.4	$1,739.1	$1,813.4
Development Services	165.1	170.7	610.6	595.4
Eliminations	(0.9)	(1.3)	(3.7)	(4.2)
Net Service Revenues	$608.1	$624.8	$2,346.0	$2,404.6
Maintenance Services	$77.2	$77.2	$250.1	$282.0
Development Services	26.3	26.7	80.2	81.7
Corporate	(13.5)	(12.0)	(58.7)	(58.6)
Adjusted EBITDA	$90.0	$91.9	$271.6	$305.1
Maintenance Services	$6.6	$10.9	$40.6	$65.4
Development Services	(0.2)	0.7	9.4	10.6
Corporate	0.4	1.1	2.7	13.9
Capital Expenditures	$6.8	$12.7	$52.7	$89.9

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended September 30,
	2020	2019
(in millions)*
Cash flows from operating activities:
Net (loss) income	$(41.6)	$44.4
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	80.5	80.1
Amortization of intangible assets	55.8	56.3
Amortization of financing costs and original issue discount	3.7	3.7
Deferred taxes	(27.1)	(2.3)
Equity-based compensation	23.6	15.7
Realized loss on hedges	19.3	7.0
Goodwill impairment	15.5	—
Other non-cash activities, net	6.1	(0.3)
Change in operating assets and liabilities:
Accounts receivable	18.6	(12.8)
Unbilled and deferred revenue	21.2	(34.8)
Inventories	0.7	(2.4)
Other operating assets	(5.2)	17.1
Accounts payable and other operating liabilities	74.0	(2.0)
Net cash provided by operating activities	245.1	169.7
Cash flows from investing activities:
Purchase of property and equipment	(52.7)	(89.9)
Proceeds from sale of property and equipment	4.8	6.8
Business acquisitions, net of cash acquired	(90.3)	(64.0)
Proceeds from divestitures	28.5	—
Other investing activities, net	0.9	1.6
Net cash used in investing activities	(108.8)	(145.5)
Cash flows from financing activities:
Repayments of finance lease obligations	(9.9)	(5.8)
Repayments of term loan	(10.4)	(13.0)
Repayments of receivables financing agreement	(80.0)	(120.0)
Repayments of revolving credit facility	(70.0)	(10.0)
Proceeds from receivables financing agreement	80.0	120.0
Proceeds from revolving credit facility	70.0	10.0
Proceeds from issuance of common stock, net of share issuance costs	1.8	—
Repurchase of common stock and distributions	(1.5)	(1.2)
Other financing activities, net	1.7	(0.3)
Net cash (used in) provided by financing activities	(18.3)	(20.3)
Net change in cash and cash equivalents	118.0	3.9
Cash and cash equivalents, beginning of period	39.1	35.2
Cash and cash equivalents, end of period	$157.1	$39.1
Supplemental Cash Flow Information:
Cash paid for income taxes, net	$8.6	$1.9
Cash paid for interest	$61.4	$71.7

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2020	2019	2020	2019
Adjusted EBITDA
Net (loss) income	$(6.1)	$25.1	$(41.6)	$44.4
Plus:
Interest expense, net	14.6	18.1	64.6	72.5
Income tax expense (benefit)	2.3	6.3	(9.6)	12.8
Depreciation expense	20.1	18.3	80.5	80.1
Amortization expense	15.2	13.4	55.8	56.3
Establish public company financial reporting compliance (a)	—	1.9	0.9	4.8
Business transformation and integration costs (b)	6.9	4.0	32.5	17.5
Offering-related expenses (c)	0.3	0.9	4.4	1.0
Equity-based compensation (d)	5.8	3.9	24.0	15.7
COVID-19 related expenses (e)	8.7	—	13.8	—
Changes in self-insured liability estimates (f)	—	—	24.1	—
Sale of tree company (g)	22.2	—	22.2	—
Adjusted EBITDA	$90.0	$91.9	$271.6	$305.1
Adjusted Net Income
Net (loss) income	$(6.1)	$25.1	$(41.6)	$44.4
Plus:
Amortization expense	15.2	13.4	55.8	56.3
Establish public company financial reporting compliance (a)	—	1.9	0.9	4.8
Business transformation and integration costs (b)	6.9	4.0	32.5	17.5
Offering-related expenses (c)	0.3	0.9	4.4	1.0
Equity-based compensation (d)	5.8	3.9	24.0	15.7
COVID-19 related expenses (e)	8.7	—	13.8	—
Changes in self-insured liability estimates (f)	—	—	24.1	—
Sale of tree company (g)	22.2	—	22.2	—
Income tax adjustment (h)	(14.7)	(4.2)	(41.4)	(21.7)
Adjusted Net Income	$38.3	$45.0	$94.7	$118.0
Free Cash Flow
Cash flows from operating activities	$83.2	$60.5	$245.1	$169.7
Minus:
Capital expenditures	6.8	12.7	52.7	89.9
Plus:
Proceeds from sale of property and equipment	1.0	—	4.8	6.8
Free Cash Flow	$77.4	$47.8	$197.2	$86.6

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)

Represents costs incurred to establish public company financial reporting compliance, including costs to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the revenue recognition standard (ASC 606 – Revenue from Contracts with Customers), and other miscellaneous costs.

(b)

Business transformation and integration costs consist of (i) severance and related costs; (ii) vehicle fleet rebranding costs; (iii) business integration costs and (iv) information technology infrastructure, transformation costs, and other.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2020	2019	2020	2019
Severance and related costs	$0.6	$1.0	$3.8	$3.0
Rebranding of vehicle fleet	—	0.1	—	0.5
Business integration	2.8	1.5	13.4	8.2
IT infrastructure, transformation, and other (i)	3.5	1.4	15.3	5.8
Business transformation and integration costs	$6.9	$4.0	$32.5	$17.5
(c)	Represents transaction related expenses incurred in connection with the IPO, subsequent registration statements, and IPO related litigation.
(d)

Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding. Fiscal year ended September 30, 2020 includes $23.6 million of equity-based compensation expense and $0.4 million of related taxes.

(e)

Represents expenses related to the Company’s response to the COVID-19 pandemic, principally temporary and incremental salary and related expenses, personal protective equipment and cleaning and supply purchases, and other.

(f)

Represents expenses related to changes in estimates and actuarial assumptions associated with the Company’s self-insured liability amounts for workers’ compensation, general liability, auto liability, and employee health care insurance programs, to reflect uncertainties associated with the current environment, including the COVID-19 pandemic.

(g)	Represents the goodwill impairment charge, realized loss on sale, and transaction related expenses related to the sale of BrightView Tree Company on September 30, 2020.
(h)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2020	2019	2020	2019
Tax impact of pre-tax income adjustments	$17.2	$3.4	$37.9	$19.8
Discrete tax items	(2.5)	0.8	3.5	1.9
Income tax adjustment	$14.7	$4.2	$41.4	$21.7
(i)

IT infrastructure, transformation, and other for the fiscal year ended September 30, 2020 includes professional fees related to enterprise system implementation activities associated with the adoption of the lease accounting standard (ASC 842 – Leases), as well as expenses associated with segment infrastructure assessment activities and consolidation of the corporate and shared service center facilities.

Total Financial Debt and Total Financial Net Debt
(in millions)*	September 30, 2020	September 30, 2019
Long-term debt, net	$1,127.5	$1,134.2
Plus:
Current portion of long-term debt	12.3	10.4
Financing costs, net	13.9	17.1
Present value of net minimum payment - finance/capital lease obligations	18.6	8.5
Total Financial Debt	1,172.3	1,170.2
Less: Cash and cash equivalents	(157.1)	(39.1)
Total Net Financial Debt	$1,015.2	$1,131.1
Total Net Financial Debt to Adjusted EBITDA ratio	3.7x	3.7x

(*) Amounts may not total due to rounding.